Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

EXECUTES ASSET EXCHANGE AGREEMENT WITH

LIFEPOINT HOSPITALS, INC. TO EXCHANGE TWO HOSPITALS

NAPLES, FLORIDA (October 7, 2004) — Health Management Associates, Inc. (NYSE: HMA) announced today that it has signed an agreement with LifePoint Hospitals, Inc. (“LifePoint”) (NASDAQ:LPNT) under which HMA will acquire from LifePoint substantially all of the assets of the 56-bed Bartow Memorial Hospital, located in Bartow, Florida. LifePoint will simultaneously acquire from HMA substantially all of the assets of 76-bed Williamson Memorial Hospital, located in Williamson, West Virginia. The transaction is expected to be completed by December 31, 2004.

“This agreement exemplifies the very positive results that are possible when two hospital companies work together to improve health care delivery in our respective markets,” said Joseph V. Vumbacco, HMA’s President and Chief Executive Officer. “Geographically, this exchange of assets creates a better alignment with each company’s existing base of hospitals, as HMA currently operates 14 hospitals in the State of Florida, and LifePoint operates a hospital in Logan, West Virginia. More importantly, both communities will benefit from the commitment of both HMA and LifePoint to continue the practice of delivering high quality health care close to home. LifePoint has an excellent reputation for delivering high-quality patient care in rural markets, and we are pleased to have developed this mutually beneficial relationship for the benefit of the communities we serve. We look forward to completing this transaction and beginning the integration as soon as possible.”

In recent years, both HMA and LifePoint have made expansions and capital investments in property and equipment in each respective hospital to benefit these two communities. HMA’s commitment to excellence earned Williamson Memorial Hospital a Top 100 Hospital designation in 2002. Annualized revenues at each hospital are approximately $30 million.

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HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 15 years of uninterrupted operating earnings growth and upon completing the exchange of 76-bed Williamson Memorial Hospital for 56-Bed Bartow Memorial Hospital, will operate 53 hospitals in 15 states with approximately 7,526 licensed beds.

All references to “HMA” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

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